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                                                                    Exhibit 99.1



FOR IMMEDIATE RELEASE

Contact:    Adam C. Derbyshire                 Mike Freeman
            Vice President and                 Director, Investor Relations and
            Chief Financial Officer            Corporate Communications
            919-862-1000                       919-862-1000


                     SALIX PHARMACEUTICALS ANNOUNCES FY2001
                     FINANCIAL RESULTS CONFERENCE CALL AND
                     WEBCAST

RALEIGH, NC, February 5, 2002 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that the Company will report fourth quarter and year ended December 31, 2001 financial results before the market opens on Tuesday, February 5, 2002.

The Company will host a conference call at 10:00 a.m. ET on February 12. Interested parties may access the conference call by way of webcast or telephone. The live webcast will be available at http://www.salixpharm.com. To
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access the live webcast, log on to the Company's web site at the address listed above and go to the investor information section. The webcast will be archived on the Company's web site through February 19.

The telephone numbers to access the conference call are (800) 967-7140 (U.S. and Canada) or (719) 457-2629 (international.) A replay of the call will be available from 1:00 p.m. ET, February 12 through February 19. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or
(719) 457-0820 (international.) The access code for the replay is 433741.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix's strategy is to in-license proprietary therapeutic drugs that have an existing database of positive,

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late-stage clinical data; complete the development and regulatory submission of these products; and market them through the Company's gastroenterology specialty sales force. Salix's lead product is COLAZAL(TM), an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. The Company launched the product in the U.S. through its specialty sales force in January 2001. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo. Salix's next product candidate is LUMENAX(TM) (rifaximin), currently in development for the potential treatment of infections of the lower gastrointestinal tract. The Company submitted an NDA for rifaximin for the treatment of travelers' diarrhea to the FDA on December 26, 2001. Salix trades on the Nasdaq National Market under the ticker symbol "SLXP".

For more information please contact the Company at 919-862-1000 or visit our web site at www.salixpharm.com.
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     Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include the uncertainty of market acceptance of COLAZAL and rifaximin, our limited sales and marketing experience, risks of clinical trials and regulatory review, and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.